Exhibit 3.25

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF LIMITED LIABILITY COMPANY

OF

STRIPES LLC

April 24, 2008

Pursuant to the provisions of the Texas Business Organizations Code, as amended from time to time (the “TBOC”), Stripes LLC (the “Company”) hereby adopts this Amended and Restated Certificate of Formation of Limited Liability Company (this “Amended Certificate”) and certifies that:

A. The name of the limited liability company is Stripes LLC.

B. The date of filing of the original Articles of Organization of the Company (the “Articles”) was July 6, 2000.

C. Each amendment made by this Amended Certificate has been made in accordance with the TBOC.

D. Each amendment to the original Certificate of Formation has been approved in conformance with the TBOC and with the constituent documents of the Company.

E. The Amended Certificate accurately states the text of the original Articles being restated and each amendment to the Articles that is in effect, as further amended by the Amended Certificate.

F. The Amended Certificate does not contain any other changes in the original Articles other than omissions allowed by Section 3.059 of the TBOC.

G. The original Articles are amended and restated in their entirety by this Amended Certificate as set forth below:

ARTICLE ONE

Entity Name and Type

The filing entity is a limited liability company. The name of the entity is Stripes LLC.

ARTICLE TWO

Registered Agent and Registered Office

As of the date hereof, the address of the Company’s registered office in the State of Texas is 4433 Baldwin Blvd., Corpus Christi, Texas 78408 and the name of the Company’s registered agent at such address is E.V. Bonner, Jr.

ARTICLE THREE

Governing Authority

The limited liability company is to be managed by managers. The names and addresses of the governing persons are set forth below:

Name	Address

Sam L. Susser	4433 Baldwin Blvd. Corpus Christi, Texas 78408

E.V. Bonner, Jr.	4433 Baldwin Blvd. Corpus Christi, Texas 78408

ARTICLE FOUR

Purpose

The purpose for which the Company is organized is for the transactions of any and all lawful business for which limited liability companies may be organized under the Texas Business Organizations Code.

ARTICLE FIVE

Organizer

The name and address of the organizer was:

Name	Address

John W. McCarver	600 Travis, Suite 4200 Houston, Texas 77002

IN WITNESS WHEREOF, the undersigned being the sole member of the Company has executed this Amended and Restated Certificate of Formation as of this 24th day of April, 2008.

Susser Holdings, L.L.C., as sole member

By:	/s/ E.V. Bonner, Jr.
Name: E.V. Bonner, Jr. Title: Executive Vice President, General Counsel and Secretary

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